Exhibit (1)(2)

2049 Century Park East, Suite 3700 Los Angeles, CA 90067 United States (310) 552-4200 www.kirkland.com August 6, 2021	Facsimile: (310) 552-5900

Crescent Capital BDC, Inc.

11100 Santa Monica Blvd., Suite 2000

Los Angeles, CA 90025

Re:	Registration Statement of Crescent Capital BDC, Inc. on Form N-2

Ladies and Gentlemen:

We are issuing this opinion letter in our capacity as special counsel to Crescent Capital BDC, Inc., a Maryland corporation (the “Company”), in connection with the preparation of a registration statement on Form N-2, as amended (the “Registration Statement”), filed with the Securities and Exchange Commission (the “Commission”) on August 6, 2021, relating to the issuance and sale from time to time, pursuant to Rule 415 of the General Rules and Regulations promulgated under the Securities Act of 1933, as amended (the “Securities Act”), by the Company of the following securities (the “Securities”) of the Company: (i) debt securities (the “Debt Securities”), (ii) preferred stock (the “Preferred Stock”), (iii) common stock, par value $.001 per share (the “Common Stock”), (iv) warrants representing rights to purchase Common Stock, Preferred Stock or Debt Securities, separately or as units comprised of any combination of the foregoing, (v) subscription rights to purchase Common Stock and (vi) units including a combination of any of the foregoing securities. The offering of the Securities will be as set forth in the prospectus contained in the Registration Statement (the “Prospectus”), as supplemented by one or more supplements to the Prospectus. The Debt Securities will be issued in one or more series pursuant to an indenture in the form of the indenture filed as an exhibit to the Registration Statement (as may be amended and supplemented from time to time, the “Indenture”), between the Company and a trustee (the “Trustee”).

As such counsel, we have examined originals, or copies certified or otherwise identified to our satisfaction, of such documents, corporate records and other instruments as we have deemed necessary for the purposes of this opinion, including (i) the Registration Statement to which this letter is an exhibit, (ii) the Indenture and (iii) such corporate records of the Company, certificates of public officials, officers of the Company and other persons, and such other documents, agreements and instruments as we have deemed necessary as a basis for the opinions hereinafter expressed.

For purposes of this opinion, we have assumed the authenticity of all documents submitted to us as originals, the conformity to the originals of all documents submitted to us as copies and the authenticity of the originals of all such documents submitted to us as copies. We have also assumed the genuineness of the signatures of persons signing all documents in connection with which this opinion is rendered, the authority of such persons signing on behalf of the parties thereto, and the due authorization, execution and delivery of all documents by the parties thereto. As to any facts material to the opinions expressed herein that we have not independently established or verified, we have relied upon statements and representations of officers and other representatives of the Company, public officials and others.

Our opinion expressed below is subject to the qualifications that we express no opinion as to the applicability of, compliance with, or effect of (i) any bankruptcy, insolvency, reorganization, fraudulent transfer, fraudulent conveyance, moratorium or other similar law affecting the enforcement of creditors’ rights generally, (ii) general principals of equity (regardless of whether enforcement is considered in a proceeding in equity or at law) and (iii) public policy considerations that may limit the rights of parties to obtain certain remedies.

Based upon and subject to the foregoing qualifications, assumptions and limitations and the further limitations set forth below, we are of the opinion that when (i) the Indenture has been duly authorized, executed and delivered by each of the Company and the Trustee, (ii) the final terms of the Debt Securities are duly established and authorized for issuance by all necessary corporate action on the part of the Company, (iii) the Securities have been duly executed by the Company and authenticated by the Trustee in accordance with the provisions of the Indenture, delivered to and paid for by the purchasers thereof pursuant to the documents governing their issuance and sale and (iv) the terms of the Debt Securities as established comply with the requirements of the Investment Company Act of 1940, as amended, the Securities will be validly issued and binding obligations of the Company, enforceable against the Company in accordance with the terms thereof and will be entitled to the benefits of the Indenture.

We hereby consent to the filing of this opinion as Exhibit (l)(2) to the Registration Statement. We also consent to the reference to our firm under the heading “Legal Matters” in the Registration Statement. In giving this consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission promulgated thereunder.

Our advice on every legal issue addressed in this letter is based exclusively on the internal law of the State of New York and represents our opinion as to how that issue would be resolved were it to be considered by the highest court in the jurisdiction which enacted such law. The manner in which any particular issue relating to the opinions would be treated in any actual court case would depend in part on facts and circumstances particular to the case and would also depend on how the court involved chose to exercise the wide discretionary authority generally available to it. None of the opinions or other advice contained in this letter considers or covers any foreign or state securities (or “blue sky”) laws or regulations.

This opinion is limited to the specific issues addressed herein, and no opinion may be inferred or implied beyond that expressly stated herein. This opinion speaks only as of the date hereof and we assume no obligation to revise or supplement this opinion.

We have also assumed that the execution and delivery of the Indenture and the Debt Securities and the performance by the Company of its obligations thereunder do not and will not violate, conflict with or constitute a default under any agreement or instrument to which the Company is bound.

This opinion is furnished to you in accordance with the requirements of subparagraph (l) of Item 25.2 of Part C of Form N-2, and is not to be used, circulated, quoted or otherwise relied upon for any other purposes.

Very truly yours,

/s/ Kirkland & Ellis LLP

KIRKLAND & ELLIS LLP

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